[X.com LETTERHEAD]

Exhibit 10.8

January 13, 2000

Mr. Todd Pearson

Dear Todd:

    I am pleased to offer you the position of Director of Credit Card Products with X.com Corporation. This position will report, in the interim, to the Chief Executive Officer.

    This letter outlines the proposed terms of your employment with X.com. Your gross salary will be $120,000, to be paid semi-monthly. You will also be paid a one-time sign on bonus of $35,000 which will be repayable to X.com should you elect to terminate your employment within one year from your start date. You will also receive up to $6,000 per year of medical expenses for your son not covered under the company's standard health care plan. Your start date is January 17, 2000 and is subject to your signing below and on the bottom of the Company's confidentiality agreement.

    Subject to approval of the Board of Directors of X.com, you are eligible to receive a stock option grant for 160,000 shares (post-split) pursuant to an X.com equity incentive plan, pursuant to the terms (e.g. number of shares, exercise price, vesting and exercisability) determined by X.com. The X.com Stock Plan vesting schedule is as follows: 25% after 1 year, and 1/48 each month thereafter. X.com will also accelerate one year of additional vesting upon change of control of the company.

    The company will also provide to you, the health, holiday, vacation and other benefits that it affords all its employees.

    Please understand that your employment is not governed by any written or oral contract and is considered an "at-will" arrangement. This means that you are free, as is the Company, to terminate the employment relationship at any time for any reason, so long as there is no violation of applicable state or federal law.

    We have enormous respect for your talent and dedication and are looking forward to your helping us to grow this company in a mutually rewarding relationship.

Sincerely,

/s/ ELON MUSK

Elon Musk
Chairman

I accept your offer of employment pursuant to terms and conditions set forth in this letter.

Signed	/s/ TODD PEARSON Todd Pearson	Date	January 24, 2000